Schedule B

Transactions in Class A Shares

The following table lists all transactions completed by Tether Investments S.A. de C.V. in the Class A Shares since February 22, 2025, which were all completed through open market purchases:

Date	Shares Bought	Price
February 26, 2025	519,170	$10.00
March 10, 2025	783,741	$9.95
March 11, 2025	79,027	$9.98
March 13, 2025	443,062	$9.89
March 14, 2025	58,838	$9.967
March 17, 2025	5,636	$9.9993
March 18, 2025	110,526	$9.9595
April 2, 2025	360,767	$9.3805
April 3, 2025	521,481	$8.7446
April 4, 2025	800,000	$7.9047
April 7, 2025	317,752	$7.7602
April 9, 2025	500,000	$7.809
April 10, 2025	725,881	$7.611
April 11, 2025	500,000	$7.7268
April 14, 2025	274,119	$7.9866
April 16, 2025	750,000	$7,2164
April 17, 2025	449,422	$7.4965
April 21, 2025	680,666	$7.8205
April 22, 2025	119,912	$9.0679